UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 14, 2008

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(Jurisdiction of Corporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC                          29681

(Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)                                           Not applicable.

(b)                                          On April 24, 2008, KEMET Corporation announced that David E. Gable, Executive Vice President and Chief Financial Officer of the Company, intended to resign from the Company to pursue other interests.  Mr. Gable agreed to remain with the Company to assist with an orderly transition while a search for his successor was undertaken.  As disclosed below, Mr. Gable’s successor has now been appointed.  To assist in the transition of his duties, Mr. Gable will continue as a non-executive employee of the Company, during which time he will be paid a salary and receive benefits at levels equivalent to those currently in effect.  Pursuant to the terms of a Confidential Separation Agreement as previously disclosed on Form 8-K filed June 18, 2008, the effective date of Mr. Gable’s resignation from the Company will be the earlier of (i) September 30, 2008 or (ii) such earlier date as may be mutually agreed upon by the Company and Mr. Gable.  It now appears that the effective date of Mr. Gable’s resignation could be as early as July 31, 2008, and the actual effective date of his resignation will be announced when it is finally determined.

(c)                                           The Company has announced that effective July 14, 2008, William M. Lowe, Jr. has been appointed as its principal financial officer.  Mr. Lowe will join the Company as its Executive Vice President and Chief Financial Officer.  The details of Mr. Lowe’s compensation package are as follows:

•          An initial base salary of $33,333.34 per month (annualized to $400,000.08).

•          Eligibility to participate in the executive bonus program with a target bonus equal to 60% of his base salary.  Under the terms of this program, Mr. Lowe has the ability to receive a bonus payment which would range from 0 to 120% of his base salary depending on his individual performance and the financial performance of the Company.

•          A car allowance of $1,000 per month.

•          A one-time grant of 100,000 stock options.

•          Eligibility to participate in the Company’s long-term incentive plan (“LTIP”) whereby Mr. Lowe has the potential to receive a bonus based upon the achievement of certain target financial metrics.  The potential bonus amount payable pursuant to the LTIP is in the process of being finalized, and will be disclosed once this is complete.  If a bonus were earned, it would be paid in the form of restricted shares of common stock of the Company based on the closing price of the stock on the date of approval.  Such shares of restricted stock could not be sold by Mr. Lowe while he remains an employee of the Company.  The LTIP includes a net share settlement provision whereby shares of restricted stock may be surrendered by Mr. Lowe to the Company to satisfy his respective withholding tax obligations.

•          Term life insurance policy in the amount of $1,000,000 which is fully funded by the Company.

•          Country club membership, including initiation fee and monthly dues.

•          Change in Control and Non-Disclosure/Non-Competition Agreements.

•          Relocation assistance.

Mr. Lowe has over thirty years of professional experience in financial management.  He previously held the position of Vice President, Chief Operating Officer and Chief Financial Officer with Unifi, Inc., a producer and processor of textured synthetic yarns, from 2004 to 2007.  Prior to that position, Mr. Lowe held the position of Executive Vice President and Chief Financial Officer of Metaldyne Corporation, an automotive components and systems manufacturer, from 2001 to 2003.  Mr. Lowe is a Certified Public Accountant, and holds a Bachelor of Science degree in Business Administration and Accounting from Tri-State University.  A copy of the press release announcing Mr. Lowe’s appointment is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

(a.)  Not applicable

(b.)  Not applicable

(c.)  Not applicable

(d.)  Exhibits

Exhibit 99.1   News Release, dated July 14, 2008 issued by the Company

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2008	KEMET Corporation

/s/ PER O. LOOF
Per-Olof Loof
Chief Executive Officer